Exhibit 99.1

The TJX Companies, Inc. Reports Q4 and FY19 Results; Achieves above-Plan Comp Sales Growth of 6% for Both Q4 and FY19; Exceeds Q4 EPS Expectations; Announces Plans to Increase Dividend 18% and to Buy Back $1.75 to $2.25 Billion of Stock

  Q4 above-plan consolidated comp store sales increase of 6%, over last year’s 4% increase
  Customer traffic was the primary driver of the comp sales increases at every division for Q4 and FY19
  Q4 net sales of $11.1 billion
  Q4 diluted EPS of $.68 exceeds high-end of guidance
  FY19 above-plan consolidated comp store sales increase of 6%, over last year’s 2% increase
  FY19 (52 weeks) net sales increased 9% to $39.0 billion, over the 53-week period last year
  FY19 diluted EPS of $2.43 at high-end of guidance
  Returned $3.4 billion to shareholders in Fiscal 2019 through share repurchases and dividends
  Provides FY20 Guidance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--February 27, 2019--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and earnings results for the fourth quarter ended February 2, 2019. Net sales for the 13-week fourth quarter of Fiscal 2019 increased 2% to $11.1 billion, over the 14-week period last year. Consolidated comparable store sales increased 6% over a 4% increase in the comparable period last year ending February 3, 2018. Net income was $842 million and diluted earnings per share for the 13-week fourth quarter were $.68, versus $.69 in the prior year’s 14-week fourth quarter. Adjusted fourth quarter diluted earnings per share were $.59 versus adjusted earnings per share of $.59 in the prior year (see reconciliation below).

For the 52-week fiscal year ending February 2, 2019, net sales were $39.0 billion, a 9% increase over the 53-week period last year. Consolidated comparable store sales for Fiscal 2019 increased 6% over a 2% increase last year. Net income was $3.1 billion and diluted earnings per share for the 52-week fiscal year were $2.43, a 20% increase over $2.02 in the 53-week prior fiscal year. Adjusted Fiscal 2019 diluted earnings per share increased 9% to $2.11, versus adjusted earnings per share of $1.93 in the prior year (see reconciliation below).

Fourth Quarter and Full Year FY2019 Reconciliation of Diluted EPS to Adjusted EPS

	Fourth Quarter			Full Year
	FY2019	FY2019 Guidance	FY2018	FY2019	FY2019 Guidance	FY2018

Diluted EPS	$.68	$.66 to $.67	$.69	$2.43	$2.41 to $2.43	$2.02
Net Benefit of 2017 Tax Act Items[1]	($.08)	($.10)	($.09)	($.34)	($.36)	($.09)
Benefit of Extra Week in FY2018	-	-	($.06)	-	-	($.06)
Sierra Impairment Charge	-	-	$.05	-	-	$.05
Pension Settlement Charge (Q3 FY2019)	-	-	-	$.02	$.02	-

Adjusted Diluted EPS[2]	$.59	$.56 to $.57	$.59	$2.11	$2.08 to $2.09	$1.93

1FY2019 benefit is primarily due to a lower corporate tax rate. FY2018 benefit is primarily due to the deferred tax liability revaluation and lower corporate tax rate, net of Associate bonuses, retirement plan contributions, and contributions to charitable foundations.
2Adjusted Diluted EPS totals may not foot due to rounding.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “We are extremely pleased with our strong fourth quarter results, with both sales and earnings per share exceeding our expectations. Fourth quarter consolidated comparable store sales increased a very strong 6%, significantly above our plan and over a 4% increase last year. I am most pleased with the consistency of the performance across our major divisions, which all delivered comp sales growth between 4% and 7%, driven by customer traffic increases. Fourth quarter earnings per share were also above our expectations due to the better-than-expected divisional performance. Our excellent values on great brands and great gift giving assortments resonated with consumers around the globe this holiday season, and once again this quarter, our apparel and home businesses were both strong.”

Herrman continued, “We were also very happy with our full-year performance as consolidated comparable store sales were up 6% in 2018, marking our 23rd consecutive year of comp sales growth. Full-year adjusted earnings per share also exceeded our plans. Looking ahead to 2019, the year is off to a solid start. We are confident that we are capturing market share and are pursuing many initiatives to keep driving sales and customer traffic. Further, we are excited about the plentiful buying opportunities available to us in the marketplace for major brands. Long term, we are energized by the vast opportunities we see to expand our retail banners and continue our successful growth around the world!”

Shareholder Distributions

With the Company’s continued strong cash flow, TJX intends to increase the regular quarterly dividend on its common stock to be declared in April 2019 and payable in June 2019 to $.23 per share, subject to the approval of the Company’s Board of Directors. This would represent an 18% increase in the current per share dividend and mark the 23rd consecutive year that the Company has raised the dividend. Over this period of time, the Company’s dividend has grown at a compound annual rate of 22%.

The Company also announced today its plan to repurchase approximately $1.75 to $2.25 billion of TJX stock during the fiscal year ending February 1, 2020. With $1.7 billion remaining at Fiscal 2019 year end under the Company’s stock repurchase programs, the Company’s Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to an additional $1.5 billion of TJX common stock from time to time. The new authorization represents approximately 2% of the Company’s outstanding shares at current prices. The new stock repurchase program marks the 20th program approved by the Board since 1997. Over this period, the Company has spent approximately $22.1 billion on the repurchase of TJX stock. During the fourth quarter, the Company spent a total of $855 million to repurchase TJX stock, retiring 17.8 million shares. In Fiscal 2019, the Company spent a total of $2.5 billion to repurchase TJX stock, retiring 51.8 million shares. Under the Company’s repurchase plans, share repurchases may be made from time to time in market or private transactions and may include derivative transactions. The repurchase program announced today has no time limit and may be suspended or discontinued at any time.

Ernie Herrman commented, “Our business continues to generate tremendous amounts of cash and deliver strong financial returns. In 2019, we plan to continue investing to support our growth while distributing cash to our shareholders. Our capital spending plans include investing in new stores, store remodels, and our supply chain and infrastructure. Simultaneously, we’re planning a strong increase to our regular quarterly dividend and to continue our significant buyback program. These actions underscore our confidence in our ability to continue delivering strong, profitable sales and cash flow that enables us to both fund our continued growth and return value to our shareholders.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division for the fourth quarter and full year were as follows:

	Fourth Quarter		Fourth Quarter
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2019	FY2018	FY2019	FY2018
	(13 weeks)	(13 weeks)	(13 weeks)	(14 weeks)

Marmaxx (U.S.)[5,6]	+7%	+3%	$6,856	$6,699
HomeGoods (U.S.)[7]	+5%	+3%	$1,727	$1,610
TJX Canada	+4%	+7%	$1,041	$1,088
TJX International (Europe & Australia)	+5%	+3%	$1,503	$1,564

TJX	+6%	+4%	$11,127	$10,961

	Full Year		Full Year
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2019	FY2018	FY2019	FY2018
	(52 weeks)	(52 weeks)	(52 weeks)	(53 weeks)

Marmaxx (U.S.)[5,6]	+7%	+1%	$24,058	$22,249
HomeGoods (U.S.)[7]	+4%	+4%	$5,787	$5,116
TJX Canada	+4%	+5%	$3,870	$3,642
TJX International (Europe & Australia)	+3%	+2%	$5,258	$4,857

TJX	+6%	+2%	$38,973	$35,865

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude Sierra, tjmaxx.com, and tkmaxx.com. 3Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra. 7Net sales include Homesense stores in the U.S.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth in the fourth quarter of Fiscal 2019 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 negative impact on fourth quarter Fiscal 2019 earnings per share, compared with a neutral impact last year.

The movement in foreign currency exchange rates had a neutral impact on consolidated net sales growth in Fiscal 2019 versus the prior year. The overall net impact of foreign currency exchange rates had a neutral impact on Fiscal 2019 earnings per share, compared with a neutral impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investors section of tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Margins

For the fourth quarter of Fiscal 2019, the Company’s consolidated pretax profit margin was 10.6% versus 10.1% in the prior year. Fourth quarter consolidated pretax profit margin decreased 0.9 percentage points versus the prior year’s adjusted 11.5% margin (see reconciliation below).

Gross profit margin for the fourth quarter of Fiscal 2019 was 27.8% versus 28.4% in the prior year. Fourth quarter gross margin decreased 0.1 percentage point versus the prior year’s adjusted 27.9%, which excludes a 0.4 percentage point benefit from the extra week in the Company’s Fiscal 2018 calendar. Fourth quarter merchandise margin was up significantly.

Selling, general and administrative (SG&A) costs as a percent of sales for the fourth quarter were 17.2% versus 17.3% in the prior year. Fourth quarter SG&A costs increased 0.8 percentage points versus the prior year’s adjusted 16.4%, which excludes a 0.9 percentage point negative impact from several actions as a result of the 2017 Tax Act. The increase in SG&A was primarily due to higher incentive compensation accruals and store wage increases.

For the full year Fiscal 2019, the Company’s consolidated pretax profit margin was 10.7% versus 10.8% in the prior year. The Company’s consolidated adjusted pretax profit margin was 10.8%, a decrease of approximately 0.4 percentage points compared with the prior year’s adjusted 11.2% margin (see reconciliation below).

Gross profit margin for Fiscal 2019 was 28.6% versus 28.9% in the prior year. Full year gross margin decreased 0.2 percentage points versus the prior year’s adjusted 28.8%, which excludes a 0.1 percentage point benefit from the extra week in the Company’s Fiscal 2018 calendar. Fiscal 2019 merchandise margin was essentially flat despite a significant increase in freight costs.

SG&A costs as a percent of sales for Fiscal 2019 were 17.8% versus 17.8% in the prior year. Full year SG&A costs increased 0.3 percentage points versus the prior year’s adjusted 17.5%, which excludes a 0.3 percentage point negative impact from several actions as a result of the 2017 Tax Act. The increase in SG&A was primarily due to higher incentive compensation accruals and store wage increases.

Fourth Quarter and Full Year FY2019 Reconciliation of Pretax Margin to Adjusted Pretax Margin

	Fourth Quarter		Full Year
	FY2019	FY2018	FY2019	FY2018

Pretax Margin (reported)	10.6%	10.1%	10.7%	10.8%
Expenses as a result of the 2017 Tax Act[1]	-	0.9%	-	0.3%
Sierra Impairment Charge	-	0.9%	-	0.3%
Benefit of Extra Week in FY2018	-	(0.4%)	-	(0.1%)
Pension Settlement Charge (Q3 FY2019)	-	-	0.1%	-

Adjusted Pretax Margin[2]	10.6%	11.5%	10.8%	11.2%

1Includes Associate bonuses, retirement plan contributions, and contributions to charitable foundations.
2Adjusted pretax margin totals may not foot due to rounding.

Inventory

Total inventories as of February 2, 2019, were $4.6 billion, compared with $4.2 billion at the end of the prior fiscal year. Consolidated inventories on a per-store basis as of February 2, 2019, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were up 1% on a reported basis (up 3% on a constant currency basis). The Company enters the new fiscal year in an excellent inventory position and is well positioned to continue shipping fresh, spring merchandise to its stores and take advantage of the plentiful buying opportunities it sees in the marketplace.

Full Year and First Quarter Fiscal 2020 Outlook

For Fiscal 2020, the Company is comparing all earnings per share estimates to Fiscal 2019 earnings per share results that include the benefit from the 2017 Tax Act. The Company is taking this approach to show year-over-year EPS on a like-for-like basis.

For the 52-week fiscal year ending February 1, 2020, the Company expects diluted earnings per share to be in the range of $2.55 to $2.60. This would represent a 5% to 7% increase over the prior year’s $2.43, which included a $.02 negative impact from a pension settlement charge. The Company expects diluted earnings per share to increase 4% to 6% over the prior year’s adjusted $2.45, which excluded the pension settlement charge. This guidance reflects an assumption that the combination of incremental freight costs and store wage increases will negatively impact EPS growth by approximately 4%. This EPS outlook is based upon estimated comparable store sales growth of 2% to 3% on a consolidated basis and at Marmaxx.

For the first quarter of Fiscal 2020, the Company expects diluted earnings per share to be in the range of $.53 to $.54 compared to earnings per share of $.56 last year. The Company expects the combination of incremental freight costs, store wage increases, and foreign currency to negatively impact first quarter EPS growth by approximately 7%. This EPS outlook is based upon estimated comparable store sales growth of 2% to 3% on a consolidated basis and 3% to 4% at Marmaxx.

The Company’s earnings guidance for the full-year and first quarter of Fiscal 2020 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the first quarter.

Stores by Concept

During the fiscal year ended February 2, 2019, the Company increased its store count by 236 stores to a total of 4,306 stores. The Company increased square footage by 4% over the same period last year.

	Store Locations[1]		Gross Square Feet[2]
	FY2019		FY2019
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,223	1,252	34.1	34.5
Marshalls	1,062	1,091	31.2	31.6
HomeGoods	667	749	15.8	17.5
Sierra	27	35	0.6	0.8
Homesense	4	16	0.1	0.4
In Canada:
Winners	264	271	7.4	7.5
HomeSense	117	125	2.7	2.9
Marshalls	73	88	2.0	2.4
In Europe:
T.K. Maxx	540	567	15.8	16.3
Homesense	55	68	1.1	1.3
In Australia:
T.K. Maxx	38	44	0.8	1.0

TJX	4,070	4,306	111.7	116.2

1Store counts above include both banners within a combo or a superstore.
2Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of February 2, 2019, the end of the Company’s fiscal year, the Company operated a total of 4,306 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and three e-commerce sites. These include 1,252 T.J. Maxx, 1,091 Marshalls, 749 HomeGoods, 35 Sierra, and 16 Homesense stores, as well as tjmaxx.com and sierra.com in the United States; 271 Winners, 125 HomeSense, and 88 Marshalls stores in Canada; 567 T.K. Maxx and 68 Homesense stores, as well as tkmaxx.com, in Europe; and 44 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at tjx.com.

Fourth Quarter and Full Year FY2019 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s fourth quarter and full year Fiscal 2019 results, operations, business trends, and plans for Fiscal 2020. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Wednesday, March 6, 2019, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of tjx.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; personnel recruitment, training and retention; labor costs and workforce challenges; data security; information systems and implementation of new technologies; economic conditions and consumer spending; adverse or unseasonable weather; serious disruptions or catastrophic events; corporate and retail banner reputation; quality, safety and other issues with our merchandise; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; expanding international operations; merchandise sourcing and transport; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; outcomes of litigation, legal proceedings and other legal or regulatory matters; tax matters; disproportionate impact of disruptions in the second half of the fiscal year; real estate activities; inventory or asset loss; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018

Net sales	$11,127,340	$10,960,720	$38,972,934	$35,864,664

Cost of sales, including buying and occupancy costs	8,033,640	7,849,400	27,831,177	25,502,167
Selling, general and administrative expenses	1,916,627	1,895,601	6,923,564	6,375,071
Impairment of goodwill and other long-lived assets, related to Sierra	—	99,250	—	99,250
Pension settlement charge	—	—	36,122	—
Interest (income) expense, net	(1,505)	4,089	8,860	31,588

Income before provision for income taxes	1,178,578	1,112,380	4,173,211	3,856,588
Provision for income taxes	337,040	235,104	1,113,413	1,248,640

Net income	$841,538	$877,276	$3,059,798	$2,607,948

Diluted earnings per share	$0.68	$0.69	$2.43	$2.02

Cash dividends declared per share	$0.195	$0.156	$0.780	$0.625

Weighted average common shares - diluted	1,244,708	1,276,806	1,259,252	1,292,209

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	February 2,	February 3,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$3,030.2	$2,758.5
Short-term investments	—	506.2
Accounts receivable and other current assets	860.0	1,033.8
Merchandise inventories	4,579.0	4,187.2

Total current assets	8,469.2	8,485.7

Net property at cost	5,255.2	5,006.0

Goodwill	97.6	100.1
Other assets	504.0	466.2

TOTAL ASSETS	$14,326.0	$14,058.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,644.1	$2,488.4
Accrued expenses and other current liabilities	2,887.2	2,637.1

Total current liabilities	5,531.3	5,125.5

Other long-term liabilities	1,354.3	1,320.5
Non-current deferred income taxes, net	158.2	233.1
Long-term debt	2,233.6	2,230.6

Shareholders’ equity	5,048.6	5,148.3

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,326.0	$14,058.0

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	52 Weeks Ended	53 Weeks Ended
	February 2,	February 3,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,059.8	$2,607.9
Depreciation and amortization	817.9	726.0
Pension settlement charge	36.1	—
Deferred income tax (benefit)	(88.6)	(137.4)
Share-based compensation	103.6	101.4
Impairment of goodwill and long-lived assets, related to Sierra	—	99.3
Decrease (increase) in accounts receivable and other assets	212.8	(380.2)
(Increase) in merchandise inventories	(465.4)	(450.4)
Increase in accounts payable	198.2	205.1
Increase in accrued expenses and other liabilities	210.4	240.0
Other	3.7	13.9

Net cash provided by operating activities	4,088.5	3,025.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(1,125.1)	(1,057.6)
Purchases of investments	(161.6)	(861.2)
Sales and maturities of investments	636.6	906.1
Other	26.5	—
Net cash (used in) investing activities	(623.6)	(1,012.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(2,407.0)	(1,644.6)
Proceeds from issuance of common stock	255.2	133.7
Cash dividends paid	(922.6)	(764.0)
Other	(23.1)	(22.4)
Net cash (used in) financing activities	(3,097.5)	(2,297.3)

Effect of exchange rate changes on cash	(95.7)	113.1

Net increase (decrease) in cash and cash equivalents	271.7	(171.3)
Cash and cash equivalents at beginning of year	2,758.5	2,929.8

Cash and cash equivalents at end of year	$3,030.2	$2,758.5

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018
Net sales:
In the United States:
Marmaxx	$6,855,855	$6,698,852	$24,057,970	$22,249,105
HomeGoods	1,726,796	1,609,893	5,787,365	5,116,328
TJX Canada	1,041,323	1,088,249	3,869,779	3,642,282
TJX International	1,503,366	1,563,726	5,257,820	4,856,949
Total net sales	$11,127,340	$10,960,720	$38,972,934	$35,864,664

Segment profit:
In the United States:
Marmaxx	$910,267	$849,220	$3,253,949	$2,949,358
HomeGoods	216,331	217,239	671,871	674,511
TJX Canada	105,528	137,532	551,617	530,113
TJX International	93,841	116,333	285,790	249,226
Total segment profit	1,325,967	1,320,324	4,763,227	4,403,208

General corporate expense	148,894	203,855	545,034	515,032
Pension settlement charge	—	—	36,122	—
Interest (income) expense, net	(1,505)	4,089	8,860	31,588
Income before provision for income taxes	$1,178,578	$1,112,380	$4,173,211	$3,856,588

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the fourth quarter ended February 2, 2019 TJX repurchased and retired 17.8 million shares of its common stock at a cost of $0.9 billion on a "trade date" basis. During the twelve months ended February 2, 2019, TJX repurchased and retired 51.8 million shares of its common stock at a cost of $2.5 billion, on a "trade date" basis. In February 2019, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $1.5 billion of TJX common stock from time to time. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  On September 17, 2018, TJX announced that its Board of Directors approved a two-for-one stock split of the Company's common stock in the form of a stock dividend, payable November 6, 2018 to the shareholders of record at the close of business on October 30, 2018. The split was subject to shareholder approval of an increase in the number of authorized shares which was approved at a special shareholder meeting on October 22, 2018. The stock split increased common stock issued and outstanding by 617 million shares. All historical per share amounts and references to common stock activity, as well as basic and diluted earnings per share amounts, have been adjusted to reflect the two-for-one stock split.
  During the third quarter ended November 3, 2018, the Company purchased a group annuity contract pursuant to which the pension benefit obligations for certain U.S. retirees and beneficiaries under the Company's pension plan were transferred to an insurer in exchange for $207 million in pension plan assets. As a result of this transaction, the pension plan's total liability has been remeasured, resulting in a non-cash settlement charge to the Company that reduced third quarter fiscal 2019 pretax income by $36.1 million and earnings per share by $0.02.
  During the fourth quarter ended February 3, 2018, the Company recorded a $99.3 million impairment charge, primarily goodwill, related to Sierra.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323